Exhibit 5.1
                             Lyle B. Stewart, P.C.
                           3751 South Quebec Street
                            Denver, Colorado 80237
                            Telephone: 303-267-0920
                               Fax: 303-267-0922




                              January  27,  1998




Board  of  Directors
The  Quizno's  Corporation
1099  18th  Street,  Suite  2850
Denver,  CO  80202

Gentlemen:

     We have acted as counsel to The Quizno's Corporation (the "Company") in connection with the proposed sale of up to 150,000 shares of its common stock, par value $.001 per share, by the Company, which sale is being registered on Form S-8 (the "Registration Statement") filed by the Company on or about the date hereof with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     In connection therewith, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deem appropriate as basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the Company or the selling shareholders in the manner described in the Registration Statement and the Prospectuses relating thereto, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,



     /s/  Lyle  B.  Stewart,  P.C.